Exhibit (h)(iv)(c)
AMENDMENT NO. 3
to the
FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT
          This Amendment is made as of March 27, 2009 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).
          WHEREAS, as of the close of business on December 29, 2008, the Munder Small-Mid Cap 130/30 Fund was liquidated;
          WHEREAS, as of the close of business on March 25, 2009, the Munder Mid-Cap Value Fund was liquidated; and
          WHEREAS, as of the close of business on March 27, 2009, the Munder Small-Mid Cap Fund was merged with and into the Munder Mid-Cap Core Growth Fund.
          NOW THEREFORE, in consideration of the promises and covenants contained herein, MST and MCM agree to amend the Agreement as follows:
1.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective as of the close of business on March 27, 2009.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:

Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:

Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated: March 27, 2009
Schedule A
to the
Fee Waiver & Expense Payment Reimbursement Agreement
Funds
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Multi-Cap Growth Fund